Exhibit 99.1

FOR IMMEDIATE RELEASE

News Release
Agency Contact:	Company Contact:
Sandy Fewkes	Connie Graybeal
Technical Marketing Programs	Credence Systems Corporation
408.737.0285 or 408.737.9529 fax	510.623.4774 or 510.623.2524 fax
sandy@technicalmarketing.com	connie_graybeal@credence.com

Credence Acquires Tester IP Company NewMillennia Solutions, Inc.

     FREMONT, Calif., October 26, 2000 — Credence Systems Corporation (Nasdaq: CMOS), a leading manufacturer of automatic test equipment (ATE) for the worldwide semiconductor industry, today announced the acquisition of NewMillennia Solutions, Inc. (“NMS”) of Irvine, California. This acquisition follows a previous investment of $4 million in financing for NMS, made by Credence in August 2000. The acquisition will be accounted for under the purchase method of accounting for a purchase price of approximately $11.3 million, which includes the original August 2000 investment.

     NewMillennia Solutions provides test strategies and products, such as NMS’ Native Test Environment (NTE) and targeted design for test (DFT) techniques, that will help Credence address the test challenges of next generation, high-performance system-on-a-chip (SoC) devices. These alternative approaches are required to provide scaleable, high-volume and low-cost test strategies that will keep pace with advances in silicon technology performance.

     Jim Ellis, founder, president and CEO of NMS, will become vice president and general manager of the NMS Division of Credence Systems. “We are pleased to have Jim and his team join Credence and help us develop a new line of test solutions focused on reversing the cost of test trends that we are seeing in the industry,” said Credence president and CEO Dr. Graham Siddall.

     “We are delighted to be a part of Credence’s team.” said Jim Ellis, president and CEO of NMS. “Credence is ideally positioned in the industry to accelerate the introduction of our next generation test products. Additionally, we are combining our knowledge of DFT techniques with Credence’s resources to provide cost-effective test solutions for high-volume manufacturing of SoC designs. This technology will enable us to provide faster time-to-market without compromising the quality of the design.”

About NewMillennia Solutions

     NewMillennia Solutions provides new paradigm test solutions targeted at high volume testing of both complex and high performance IC’s. By focusing these technologies in high-volume semiconductor test environments, NMS can provide high-speed, scaleable, high-throughput ATE solutions while significantly lowering the cost of test. NMS’ current NTE solutions are targeting Rambus RDRAM memory and module test, RAC-based ASIC's, core logic chip sets, and graphics devices. NMS is now shipping the ATS800, a high-volume manufacturing test system that guarantees system-level performance of 800MHz RIMMs (Rambus interface memory modules). The company is headquartered in Irvine, California and currently has seven employees. More information about the company can be found at www.moduletest.com.

About Credence Systems

     Credence Systems Corporation is a leader in the manufacture of automatic test equipment (ATE) for the global semiconductor industry. Credence offers a wide range of products with test capabilities for digital, mixed-signal and memory semiconductors.

     Utilizing its patented CMOS technologies, Credence products are designed to meet the strict time-to-market and cost-of-ownership requirements of its customers. Headquartered in Fremont, California, the company maintains advanced production and design facilities in Hillsboro, Oregon. Credence, an ISO 9001 certified manufacturer, is listed on the Nasdaq National Market under the symbol CMOS. More information is available at http://www.credence.com.

     Statements in this release that are forward looking and involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from the future performance suggested in this release. Such factors include, but are not limited to, economic and currency instability in the Asia Pacific region, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, the Company's ability to complete the development of its new products, product mix, overhead absorption, cyclicality and downturns in the semiconductor industry, continued dependence on "turns" orders to achieve revenue objectives, the Company's ability to have an appropriate amount of production capacity in a timely manner, the timing of new technology, product introductions, the risk of early obsolescence and the Company's ability to control expenses (including the ability to identify and successfully institute additional cost-saving measures).

     Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. The Company assumes no obligation to update the information in this press release.

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Credence and Credence Systems are trademarks of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.